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                                   EXHIBIT 11

                          AIRGAS, INC. AND SUBSIDIARIES

                         EARNINGS PER SHARE CALCULATIONS
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                                                                      Years Ended March 31,
(In thousands, except per share amounts)                     2003             2002             2001
                                                            ----------------------------------------
Weighted Average Shares Outstanding:

     Basic shares outstanding                                70,500            68,100          66,000

     Stock options and warrants - incremental shares          1,800             1,800             600

     Contingently issuable shares                                --                --             600
                                                            -------        ----------         -------

     Diluted shares outstanding                              72,300            69,900          67,200
                                                            =======        ==========         =======

Earnings before the cumulative effect of a change
   in accounting principle                                  $68,105        $   48,585         $28,223
Cumulative effect of a change in accounting
   principle                                                     --           (59,000)             --
                                                            -------        ----------         -------
Net earnings (loss)                                         $68,105        $  (10,415)        $28,223
                                                            =======        ==========         =======

Basic earnings (loss) per share:
 Earnings per share before the cumulative effect of
   a change in accounting principle                         $   .97        $      .71         $   .43
 Cumulative effect per share of a change in
   accounting principle                                          --              (.86)             --
                                                            -------        ----------         -------
 Net earnings (loss) per share                              $   .97        $     (.15)        $   .43
                                                            =======        ==========         =======

Diluted earnings (loss) per share:
 Earnings per share before the cumulative effect of
   a change in accounting principle                         $   .94        $      .69         $   .42
 Cumulative effect per share of a change in
   accounting principle                                          --              (.84)             --
                                                            -------        ----------         -------
 Net earnings (loss) per share                              $   .94        $     (.15)        $   .42
                                                            =======        ==========         =======
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